UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

ANNUAL INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Bojangles’, Inc.

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April 20, 2016

Dear Stockholders of Bojangles’, Inc.:

I am pleased to invite you to attend the Bojangles’, Inc. 2016 Annual Meeting of Stockholders (the “Annual Meeting”). The Annual Meeting will be held on Wednesday, June 8, 2016 at the NASCAR Hall of Fame, 400 East Martin Luther King, Jr. Boulevard, Charlotte, North Carolina 28202 beginning at 9:00 a.m., Eastern Daylight Time.

We will consider the items of business described in the Notice of Annual Meeting of Stockholders to be Held June 8, 2016 and in the proxy statement accompanying this letter. The proxy statement contains important information about the matters to be voted on and the process for voting, along with information about Bojangles’, Inc., its management and directors.

All Bojangles’, Inc. stockholders of record at the close of business on April 15, 2016 are welcome to attend the Annual Meeting. Every stockholder’s vote is important to us, so it is important that your shares are represented at the Annual Meeting whether or not you plan to attend. To ensure that you will be represented, please promptly vote by submitting your proxy by telephone, Internet or mail. If you plan to attend the Annual Meeting in person, you must provide appropriate proof of share ownership and a form of photo identification in order to be admitted to the Annual Meeting.

On behalf of the Board of Directors, management and employees of Bojangles’, Inc., thank you for your continued support of, and ownership in, our company.

Sincerely,

Clifton Rutledge

President and Chief Executive Officer

BOJANGLES’, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 8, 2016

The 2016 Annual Meeting of Stockholders (the “Annual Meeting”) of Bojangles’, Inc. (“Bojangles’,” “we,” “us,” “our,” and the “Company”) will be held on Wednesday, June 8, 2016 at the NASCAR Hall of Fame, 400 East Martin Luther King, Jr. Boulevard, Charlotte, North Carolina 28202 beginning at 9:00 a.m., Eastern Daylight Time.

The Annual Meeting will be held for the following purposes:

1.	Elect the four Class I director nominees named in the accompanying proxy statement to serve as Class I directors on the Company’s Board of Directors until the 2019 annual meeting of stockholders;

2.	Ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2016; and

3.	Transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Our Board of Directors recommends that you vote “FOR”:

1.	Proposal No. 1 (the election to our Board of Directors of the four Class I director nominees named in the accompanying proxy statement to serve as Class I directors on the Company’s Board of Directors until the 2019 annual meeting of stockholders); and

2.	Proposal No. 2 (the ratification of KPMG LLP as our independent registered public accounting firm for fiscal 2016).

The close of business on April 15, 2016 has been fixed as the record date for determining those stockholders entitled to vote at the Annual Meeting and any postponement or adjournment of the Annual Meeting. Each share of common stock entitles its owner to one vote on each matter properly presented. Shares of common stock will be voted if present in person or represented by proxy.

This year, we are electronically disseminating the Annual Meeting materials to some of our stockholders, as permitted under the “Notice and Access” rules approved by the Securities and Exchange Commission. Stockholders for whom Notice and Access applies will receive a Notice of Internet Availability of Proxy Materials containing instructions on how to access Annual Meeting Materials via the Internet. The Notice also provides instructions on how to obtain paper copies if preferred.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 8, 2016:

Bojangles’, Inc.’s Notice of Annual Meeting of Stockholders to be Held on June 8, 2016, Proxy Statement and the 2015 Annual Report on Form 10-K are available electronically at www.edocumentview.com/BOJA.

By Order of the Board of Directors,

Eric M. Newman

Secretary

Charlotte, North Carolina

April 20, 2016

2016 PROXY STATEMENT SUMMARY

Here are highlights of important information you will find in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting.

ANNUAL MEETING OF STOCKHOLDERS

Time and Date	Record Date	Place	Number of Shares of Common Stock Eligible to Vote as of the Record Date

9:00 a.m. Eastern Daylight Time	April 15, 2016	NASCAR Hall of Fame 400 East Martin Luther King, Jr. Boulevard Charlotte, North Carolina 28202	36,111,306
June 8, 2016

VOTING MATTERS

	Board Recommendation	Page Reference (for more detail)
Proposal 1: Election of Four Class I Director Nominees	✓ FOR EACH NOMINEE	6

Proposal 2: Ratification of Appointment of KPMG LLP as Independent Registered Public Accounting Firm for Fiscal 2016	✓ FOR	10

OUR DIRECTOR NOMINEES

You are being asked to vote on these four Class I director nominees. Directors are elected by a plurality of votes cast. Detailed information about each nominee’s background and areas of expertise can be found beginning on page 6.

Name	Age as of Annual Meeting	Director Since	Principal Occupation	Committee Membership
				AC	CC	NCGC
Robert E. Alderson	69	2015	Former Chief Executive Officer Kirkland’s, Inc.

John E. Currie	60	2015	Former Chief Financial Officer lululemon athletica inc.

Christopher J. Doubrava	31	2014	Vice President Advent International Corporation

Starlette B. Johnson	53	2016	President and Chief Executive Officer Twin Restaurant Holdings, LLC

AC	Audit Committee	Chair of the Committee

CC	Compensation Committee	Committee Member

NCGC	Nominating and Corporate Governance Committee

i

CORPORATE GOVERNANCE SUMMARY FACTS

The following table summarizes our current Board structure and key elements of our corporate governance framework:

Size of Board (set by the Board)	10
Number of Independent Directors	6
Controlled Company	Yes
Board Self-Evaluation	Annual
Review of Independence of Board	Annual
Voting Standard for Election of Directors in Uncontested Elections	Plurality
Diversity of Board background, experience and skills	Yes

RECENT CORPORATE HIGHLIGHTS

¡	New independent director, Starlette B. Johnson, appointed in March 2016.

¡	Initial public offering of common stock closed in May 2015.

¡	System-wide comparable restaurant sales growth of 4.1% in fiscal 2015.*

¡	63 system-wide restaurants were opened in fiscal 2015 — 29 company-operated restaurants and 34 franchised restaurants.

* Please see our Annual Report on Form 10-K for the fiscal year ended December 27, 2015 for more information on comparable restaurant sales growth.

ii

BOJANGLES’, INC.

2016 PROXY STATEMENT

INTRODUCTION

The 2016 Annual Meeting of Stockholders (the “Annual Meeting”) of Bojangles’, Inc. (“Bojangles’,” “we,” “us,” “our,” and the “Company”) will be held on Wednesday, June 8, 2016 at the NASCAR Hall of Fame, 400 East Martin Luther King, Jr. Boulevard, Charlotte, North Carolina 28202, beginning at 9:00 a.m., Eastern Daylight Time.

EXPLANATORY NOTE

We are an “emerging growth company” under applicable federal securities laws and therefore permitted to take advantage of certain reduced public company reporting requirements. As an emerging growth company, we provide in this proxy statement the scaled disclosure permitted under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), including some of the compensation disclosures required of a “smaller reporting company,” as that term is defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, as an emerging growth company, we are not required to conduct votes seeking approval, on an advisory basis, of the compensation of our named executive officers or the frequency with which such votes must be conducted. We will remain an emerging growth company until the earliest to occur of: (i) our reporting $1 billion or more in annual gross revenues; (ii) the end of fiscal year 2020; (iii) our issuance, in a three year period, of more than $1 billion in non-convertible debt; and (iv) the date on which we are deemed to be a large accelerated filer under U.S. Securities and Exchange Commission (the “SEC”) rules.

FREQUENTLY ASKED QUESTIONS

What is the purpose of this proxy statement?

Our Board of Directors (the “Board of Directors” or “Board”) is soliciting a proxy from each holder of our common stock to vote on the items to be considered at the Annual Meeting, scheduled to take place on June 8, 2016 or at any adjournment or postponement of the Annual Meeting.

We are first mailing or making available to stockholders this proxy statement, our Annual Report on Form 10-K for the fiscal year ended December 27, 2015 (the “Annual Report”) and related materials on or about April 25, 2016.

Why did I receive a notice regarding the availability of proxy materials on the Internet?

SEC rules allow us to furnish proxy materials to our stockholders primarily via the Internet, rather than mailing paper copies of these materials to each stockholder. We believe that this process expedites stockholders’ receipt of the proxy materials, lowers the costs of the Annual Meeting and helps conserve natural resources. On or about April 25, 2016, we will mail to each stockholder (other than those stockholders who had previously requested electronic or paper delivery of the proxy materials) a Notice of Internet Availability of Proxy Materials containing instructions on how to access and review the proxy materials, including our proxy statement and Annual Report, on the Internet and how to access a proxy card to vote on the Internet or by telephone. The Notice of Internet Availability of Proxy Materials also contains instructions on how to request a paper copy of the proxy materials. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a paper copy of the proxy materials unless you request one. If you would like to receive a paper copy of the proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials. We

may, at our discretion, voluntarily choose to mail or deliver a paper copy of the proxy materials, including our proxy statement and Annual Report, to one or more stockholders.

What items of business will be voted on at the Annual Meeting?

At the Annual Meeting, the following matters are scheduled for vote:

1.	The election of four Class I director nominees named in this proxy statement to serve as Class I directors on the Board of Directors until our 2019 annual meeting of stockholders;

2.	The ratification of the appointment of KPMG LLP (“KPMG”) to serve as our independent registered public accounting firm for our fiscal year 2016; and

3.	The transaction of such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

Who is entitled to vote at the Annual Meeting?

Holders of our common stock as of the record date of April 15, 2016 (the “Record Date”) are entitled to notice of, and to vote at, the Annual Meeting and any postponement or adjournment of the Annual Meeting. Each share of common stock is entitled to one vote per share on all matters on which stockholders are entitled to vote. The Record Date is established by the Board as required by General Corporation Law of the State of Delaware (“Delaware Law”) and our amended and restated bylaws. At the close of business on the Record Date, we had 36,111,306 shares of common stock outstanding.

How does the Board of Directors recommend stockholders vote on the business of the Annual Meeting?

The Board of Directors recommends that stockholders vote their shares:

1.	“FOR” the election of each of the four Class I director nominees named in this proxy statement to serve as Class I directors on the Board of Directors until our 2019 annual meeting of stockholders; and

2.	“FOR” the ratification of the appointment of KPMG to serve as our independent registered public accounting firm for our fiscal year 2016.

With respect to any other matter that properly comes before the Annual Meeting, the proxy holders will vote in accordance with their judgment on such matter.

What constitutes a quorum to conduct business?

Under our amended and restated bylaws, the holders of a majority of shares of Bojangles’, Inc. common stock issued and outstanding and entitled to vote at the Annual Meeting, present in person or represented by proxy at the Annual Meeting, constitute a quorum to conduct business at the Annual Meeting. Abstentions will be treated as present for purposes of determining a quorum.

What vote is required to approve each of the items of business?

Proposal No. 1—Election of directors. The election of directors will be determined by a plurality of the common shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors.

Proposal No. 2—Ratification of independent registered public accounting firm. The affirmative vote of a majority of the common shares present in person or represented by proxy at the Annual Meeting and entitled to vote, is required to ratify KPMG as our independent registered public accounting firm for fiscal year 2016.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A portion our common stockholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of record. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A. (“Computershare”), you are considered, with respect to those shares, the stockholder of record.

Beneficial owner. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name.

What effect do abstentions and broker non-votes have on the items of business?

An “abstention” occurs if your shares of common stock are deemed to be present at the Annual Meeting, either because you attend the Annual Meeting or because you have properly completed and returned a proxy, but you do not vote on any proposal or other matter which is required to be voted on by our stockholders at the Annual Meeting.

An abstention is not considered as a share voted and will not impact the election of directors. However, since an abstention is considered a share present or represented by proxy and entitled to vote, as one less vote for approval, it will have the effect of a vote against the ratification of our independent registered public accounting firm and other proposals that may be brought before the Annual Meeting.

A “broker non-vote” occurs when a bank, broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because it does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. If you are a beneficial owner of common stock, your bank, broker or other nominee holder of record is permitted to vote your shares on the ratification of the independent registered public accounting firm even if the record holder does not receive voting instructions from you. Absent instructions from you, the record holder may not vote on any “nondiscretionary” matter, including a director election, an equity compensation plan, a matter relating to executive compensation, certain corporate governance or bylaw changes or any stockholder proposal. In that case, without your voting instructions, a broker non-vote will occur. For all other matters, including the ratification of our independent registered public accounting firm, the record holder may vote at its discretion. You should consult your bank, broker or other nominee holder if you have questions about this.

How can I have my shares represented at the Annual Meeting?

Voting by Proxy or Returning Voting Instruction Card

If your shares are held through a broker, trustee or nominee, you may vote your shares before the Annual Meeting by telephone or Internet by following the instructions on the Notice of Internet Availability of Proxy Materials or proxy card you received or, if you received a voting instruction form from your brokerage firm, bank, or other similar entity by mail, by completing, signing, and returning the form you received. You should check your voting instruction form to see if telephone or Internet voting is available to you.

If your shares are held in your name, you may vote your shares before the Annual Meeting by telephone or Internet by following the instructions on the Notice of Internet Availability of Proxy Materials or proxy card you received for that account.

If you received more than one Notice of Internet Availability of Proxy Materials or proxy card, this means you hold shares of our common stock in more than one account. You should complete, sign, date, and return each proxy card or vote all shares over the Internet or by telephone for each of your accounts. If you vote over the Internet or by telephone, you should not mail back the related proxy card.

Voting in Person at the Annual Meeting

While we encourage voting in advance by proxy, holders of common stock also have the option of voting their shares in person at the Annual Meeting.

Shares of common stock held directly in your name as the stockholder of record may be voted in person at the Annual Meeting. Submitting your proxy by telephone, by Internet or by mail will in no way limit your right to vote at the Annual Meeting if you later decide to attend in person.

Shares of common stock held beneficially in street name may be voted in person by you only if you obtain a signed proxy from the entity that holds your shares giving you the right to vote the shares. Owners of shares of common stock held in street name that expect to attend and vote at the Annual Meeting should contact their broker, bank or nominee as soon as possible to obtain the necessary proxy.

Even if you currently plan to attend the Annual Meeting, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.

How does discretionary voting authority apply?

If you sign, date and return your proxy card, your vote will be cast as you direct. If your card does not indicate how you want to vote, you give authority to Clifton Rutledge, our president, chief executive officer and director, and M. John Jordan, our senior vice president of finance, chief financial officer and treasurer, both of whom were designated as the “proxy holders” by our Board of Directors to vote on the items discussed in this proxy statement and any other matter properly brought at the Annual Meeting. In such a case, your vote will be cast by the proxy holders as follows:

•  FOR the election of the four director nominees named in the proxy statement to serve as Class I directors on the Board of Directors until our 2019 annual meeting of stockholders;

•  FOR the ratification of appointment of KPMG as our independent registered public accounting firm for fiscal 2016; and

•  FOR or AGAINST any other properly raised matters, at the discretion of Messrs. Rutledge and Jordan.

Can I change my vote or voting instructions, or revoke my proxy, after I return my proxy or voting instruction card?

For Record Holders

For record holders, you may change your vote or revoke a previously submitted proxy at any time before it is voted at the Annual Meeting by:

•	submitting a written notice of revocation to the Secretary of Bojangles’, Inc., to be delivered before the taking of the vote at the Annual Meeting to Bojangles’, Inc., 9432 Southern Pine Boulevard, Charlotte, North Carolina, 28273, Attention: Eric M. Newman, Secretary;

•	executing and submitting a subsequent proxy with a later date;

•	voting by telephone or the Internet after you have given your proxy up until the deadline indicated on your proxy card; or

•

appearing in person or by a representative with a signed proxy and voting at the Annual Meeting. Your attendance at the Annual Meeting will not by itself constitute a revocation of a proxy. You must also vote your shares at the Annual Meeting to effectively revoke your previously delivered proxy. If you plan to vote your shares in person at the Annual Meeting, see requirements set forth in “How can I have my shares represented at the Annual Meeting? Voting in Person at the Annual Meeting.”

For Beneficial Holders

For shares held in street name, you may revoke any previous voting instructions by submitting new voting instructions to the bank, broker, or intermediary holding your shares by the deadline for voting specified in the voting instructions provided by your bank, broker, or intermediary. Alternatively, if your shares are held in street name and you have obtained a legal proxy from the bank, broker, or intermediary, giving you the right to vote the shares at the Annual Meeting, you may revoke any previous voting instructions by attending the Annual Meeting and voting in person. Your attendance at the Annual Meeting will not by itself constitute a revocation of a proxy. You must also vote your shares at the Annual Meeting to effectively revoke your previously delivered proxy. If you plan to vote your shares in person at the Annual Meeting, see requirements set forth in “How can I have my shares represented at the Annual Meeting? Voting in Person at the Annual Meeting.”

How do I gain admission to the Annual Meeting?

Attendance at the Annual Meeting is limited to stockholders of our common stock as of the Record Date. Registration will begin at 8:00 a.m. Eastern Daylight Time. You will need to bring valid photo identification, such as a driver’s license, when you arrive. If you hold shares in street name, typically through a brokerage account, you will also need proof of ownership to be admitted to the Annual Meeting, such as a recent brokerage statement or a letter from your bank or broker. If you want to vote your shares held in street name in person, you must bring with you a written proxy in your name from the broker, bank or other nominee that holds your shares. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting. Additional rules of conduct regarding the Annual Meeting may be provided at the Annual Meeting.

Our Annual Meeting will be held at the NASCAR Hall of Fame, 400 East Martin Luther King, Jr. Boulevard, Charlotte, North Carolina 28202.

Who pays the cost of soliciting votes for the Annual Meeting?

We are making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing and distributing this proxy statement and related proxy materials. If you choose to access the proxy materials or vote over the Internet, however, you are responsible for Internet access charges you may incur. In addition to the mailing of these proxy materials, when requested, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities. We will request banks, brokers, nominees, custodians and other fiduciaries who hold shares of our stock in street name to forward these proxy solicitation materials to the beneficial owners of those shares, and we will reimburse the reasonable out-of-pocket expenses they incur in doing so. At our discretion, we may engage a proxy solicitation firm to assist us with the solicitation process, for which we will bear the costs of any such engagement.

Who will count the votes?

We have retained Computershare to tabulate the votes and serve as the independent inspector of election for the Annual Meeting.

Where can I find the voting results of the Annual Meeting?

We will publish the final results of the voting in a Current Report on Form 8-K within four business days of the Annual Meeting. The Form 8-K will be available at www.bojangles.com under the “Investors” section and on the SEC’s website at www.sec.gov.

Can I access the proxy statement and annual report on the Internet?

Yes. As noted above, we are furnishing our proxy materials to our stockholders via the Internet, except for those stockholders who have elected to receive paper copies. We highly recommend that you receive electronic delivery of Bojangles’, Inc. proxy statements, annual reports and other stockholder communications. This helps reduce the use of paper and lowers our printing, postage and other costs. If you have previously requested paper copies of such materials, you can elect to receive electronic copies when you vote on the Internet.

This proxy statement and our Annual Report are available at www.edocumentview.com/BOJA.

How do I submit a stockholder proposal?

In accordance with our amended and restated bylaws, for a proposal to be included in our proxy statement for the 2016 Annual Meeting, it had to be submitted to our Secretary’s attention at the address on the cover page of this proxy statement no later than March 7, 2016. Your proposal had to be in writing and had to comply with the proxy rules of the SEC and our amended and restated bylaws. You should have sent your proposal to our corporate Secretary at our address on the cover of this proxy statement. We did not receive any stockholder proposals for inclusion in our proxy statement by the March 7, 2016 deadline.

COMPANY INFORMATION AND MAILING ADDRESS

Our principal executive offices are located at 9432 Southern Pine Boulevard, Charlotte, NC 28273 and our telephone number is 704-527-2675. Our internet website address is www.bojangles.com. References in this proxy statement to “Bojangles’,” “Company,” “we,” “us” and “our” refer to Bojangles’, Inc. and our consolidated subsidiaries.

PROPOSALS REQUIRING YOUR VOTE

PROPOSAL NO. 1 – ELECTION OF DIRECTORS

Director Nominations, Qualifications and Biographies

The nominating and corporate governance committee, consistent with the desires of the full Board, seeks to achieve a Board that represents a diverse mix of skills, perspectives, talents, backgrounds and education that will enhance our decision-making process, oversee management’s execution of strategic objectives and represent the interests of all of our stockholders. Key factors considered in connection with the selection of director nominees are independence, critical thinking skills, practical wisdom and mature judgment in the decision-making process. Our Board composition reflects our commitment to include individuals from diverse backgrounds and with diverse experience, and the members of our nominating and corporate governance committee are mindful of that objective when they nominate directors for election. Our Board composition also reflects the nominating and corporate governance committee’s determination as to the appropriate size of the Board to facilitate effective communication and cooperation. The nominating and corporate governance committee will review and consider any candidates for director recommended by a stockholder of record who is entitled to vote at an annual meeting and who satisfies the notice, information and consent provisions set forth in the amended and restated bylaws. The nominating and corporate governance committee will use the same evaluation criteria and process for director nominees recommended by stockholders as it uses for other director nominees. For information concerning stockholder proposals, see “Stockholder Proposals for 2017 Annual Meeting of Stockholders” below.

Important information about our corporate governance practices, the responsibilities and functioning of the Board and its committees, director compensation and related person transactions is found elsewhere in this proxy statement. We encourage you to review this information in connection with your decisions on the election of the director nominees.

The information set forth below includes, with respect to each nominee and each continuing director, his or her age as of the Annual Meeting date, principal occupation and employment during the past five years, the year in which he or she first became a director of the Company, and other public company directorships held by such person during the last five years. Further, the independence status of each nominee and each continuing director, as determined by the Board of Directors in accordance with the standards set forth in our Corporate Governance Guidelines and the listing standards of the NASDAQ, is provided below.

In addition to the experience, qualifications, attributes and skills of each nominee and continuing director outlined below, which have led the Board to conclude that such person should serve as a member of the Board, our Board believes that each nominee and each continuing director has demonstrated broad-based business knowledge, outstanding achievement in his or her professional career, commitment to ethical and moral values, personal and professional integrity, sound business judgment and a commitment to corporate citizenship.

Subject to the terms of our amended and restated certificate of incorporation and our amended and restated bylaws, our Board of Directors consists of a staggered, or classified, Board of Directors consisting of three classes of directors, each serving a staggered term initially ending as described below, and thereafter ending on the date of the third annual meeting of stockholders following the annual meeting of stockholders at which such director was elected. Ten directors currently serve on our Board of Directors. There are currently four directors in Class I, three directors in Class II, and three directors in Class III. At this Annual Meeting, you will be asked to elect four directors for Class I, as mentioned below. Six directors will continue to serve on our Board of Directors as described below.

Each nominee currently serves on our Board and was approved by the nominating and corporate governance committee and recommended to the Board for approval following an evaluation of their qualifications and prior Board services. Each nominee has agreed to be named in this proxy statement and to serve if elected. In light of the individual qualifications and experiences of each of our director nominees and his or her contributions to our Board, our Board has concluded that each of our director nominees should be re-elected.

Directors Standing for Election

Nominees to Serve in Class I until the 2019 Annual Meeting of Stockholders

Robert E. Alderson, age 69, has served as a director of the Company since April 2015. Mr. Alderson served as chief executive officer of Kirkland’s, Inc., a retailer of home décor and gifts (“Kirkland’s”), from March 2001 to May 2005 and from February 2006 until his retirement in February 2015; served as president of Kirkland’s from November 1997 to May 2005, from February 2006 to March 2006 and from April 2008 to February 2015; and served as chief operating officer of Kirkland’s from November 1997 to March 2001. Additionally, Mr. Alderson served as vice president or senior vice president and chief administrative officer of Kirkland’s from 1986 through November 1997. Mr. Alderson has served as a director of Kirkland’s since 1986. Prior to joining Kirkland’s, Mr. Alderson was a senior partner at the law firm of Menzies, Rainey, Kizer & Alderson. Our Board believes Mr. Alderson’s qualifications to serve as a member of our Board include his deep understanding of the retail industry and his years of experience with Kirkland’s, a public company.

John E. Currie, age 60, has served as a director of the Company since April 2015. Mr. Currie served as the chief financial officer of lululemon athletica inc., an athletic apparel company (“lululemon”), from January 2007 to January 2015. Prior to joining lululemon, Mr. Currie worked for Intrawest Corporation, a provider of destination resorts and leisure travel, from 1989 to 2006, including as chief financial officer from 2004 to 2006. Prior to joining Intrawest, Mr. Currie held senior financial positions within the BCE Group, a telecommunications service provider, and was a specialist in international taxation with a major accounting firm. Mr. Currie was a member of the board of directors of Hathor Exploration Limited from November 2006 to January 2012 and Coastal Contacts Inc. from April 2012 to 2014. Mr. Currie has been a member of the board of directors for the Vancouver Airport

Authority since November 2012 and is currently a member of the board of directors for Frank & Oak Inc. Mr. Currie is a chartered professional accountant, and received his Bachelor of Commerce degree from the University of British Columbia. Our Board believes Mr. Currie’s qualifications to serve as a member of our Board include his extensive experience as an executive and a director with various public companies.

Christopher J. Doubrava, age 31, has served as a director of the Company since April 2014 and served as a director of Bojangles’ Restaurants, Inc. (a subsidiary of the Company) (“Restaurants”) from April 2014 to April 2015. Since January 2015, Mr. Doubrava has served as a vice president of Advent International Corporation (“Advent”), a private equity investment firm based in Boston, Massachusetts. Prior to this, from March 2010 until December 2014, Mr. Doubrava served as an associate of Advent. From July 2007 until February 2010, Mr. Doubrava served as an analyst for Goldman, Sachs & Co. in the Bank Debt Portfolio Group in New York, New York. Our Board believes Mr. Doubrava’s qualifications to serve as a member of our Board include his experience as an investor in and significant knowledge of the retail industry.

Starlette B. Johnson, age 53, has served as a director of the Company since March 2016. Since October 2015, Ms. Johnson has served as the President and Chief Executive Officer of Twin Restaurant Holdings, LLC, parent company to the Twin Peaks restaurant chain. Prior to that, Ms. Johnson served as a consultant to the restaurant industry, working with private equity companies, industry service providers, and emerging brands. From August 2012 to October 2015, Ms. Johnson served as President of SBJ Advisory Group, LLC, a consulting company in Dallas, Texas. From November 2011 to May 2012, Ms. Johnson served as a Search Consultant of Spencer Stuart, a global executive search and leadership consulting firm in Dallas, Texas. From September 2010 to November 2011, Ms. Johnson served as an Independent Consultant to various companies in Dallas, Texas. From June 2006 to September 2010, Ms. Johnson served as the President and Chief Operating Officer of Dave & Buster’s, Inc. Ms. Johnson serves as a member of the board of directors and audit committee, and is the chair of the nominating/corporate governance committee, for Chuy’s Holdings, Inc., a full-service casual Mexican chain. She also serves on the board of directors of privately-held SusieCakes, a classic desserts bakery based in Southern California. From May 2008 through November 2013, Ms. Johnson served as a member of the board of directors and audit committee and was the chair of the nominating/governance committee, of Tuesday Morning Corporation, a national closeout retailer. Our Board believes Ms. Johnson’s qualifications to serve as a member of our Board include her deep understanding of the restaurant and retail industries, as well as extensive experience as an executive and a director with various public companies.

BOARD RECOMMENDATION

The Board of Directors unanimously recommends a vote “FOR” the election of each of the director nominees named above.

In accordance with the Board’s recommendation, the proxy holders will vote the shares of common stock covered by valid and timely received proxies “FOR” the election of each of the Class I director nominees set forth above, unless instructed otherwise.

Other Directors Not Standing for Election at this Annual Meeting

Directors who will continue to serve after the 2016 Annual Meeting are:

Class II Directors with Terms Expiring at the 2017 Annual Meeting of Stockholders

Tommy L. Haddock, age 65, has served as a director of the Company since August 2011 and served as director of Restaurants from September 2007 to April 2015. Since 1979, Mr. Haddock has served as president and director of a franchisee of the Company, Tri-Arc Food Systems, Inc. (“Tri-Arc”), which currently owns and operates 51 franchised Bojangles’ restaurants. Our Board believes Mr. Haddock’s qualifications to serve as a member of our Board include his familiarity with us, his deep understanding of restaurant operations, and his significant franchisee experience.

James R. Kibler, age 61, has served as a director and non-executive chairman of the Board since February 2014 and served as a director of Restaurants from February 2014 to April 2015. From September 2007 to January 2014, Mr. Kibler served as chief executive officer, president and director of Restaurants. From September 2011 to July 2013, he served as president of the Company, and from July 2013 to January 2014, he served as president and chief executive officer of the Company. From September 1996 to April 2011, Mr. Kibler served as president of Kibler-Mitchell Enterprises, Inc., a restaurant company in Spartanburg, South Carolina. Based on his extensive management experience in the casual dining and quick-service sectors, his familiarity with us, his deep understanding of restaurant operations, and his franchisee experience, we believe Mr. Kibler is well-qualified to lead us and to serve on our Board.

William A. Kussell, age 57, has served as a director of the Company and as an advisor to the Company since August 2011, and served as a director of Restaurants from August 2011 to April 2015. Since January 2010, Mr. Kussell has served as an operating partner of, and a consultant to, Advent, a private equity firm based in Boston, Massachusetts. From January 2008 to January 2010, Mr. Kussell served as president and chief brand officer of Dunkin’ Brands, Inc. in Canton, Massachusetts. Prior to this, from March 2006 to January 2010, Mr. Kussell served as a member of the board of directors of Dunkin’ Brands, Inc. From November 2013 to June 2015, Mr. Kussell served as a member of the board of directors of Coffee Bean and Tea Leaf, a specialty coffee and tea retailer and café. Mr. Kussell has served as a member of the board of directors of Extended Stay America, a national hospitality business, since November 2010, and as a member of the board of directors of Modell’s Sporting Goods, a national sporting goods retailer, since November 2009. Our Board believes Mr. Kussell’s qualifications to serve as a member of our Board include his familiarity with us and his deep understanding of restaurant and franchisor operations.

Class III Directors with Terms Expiring at the 2018 Annual Meeting of Stockholders

Steven J. Collins, age 47, has served as a director of the Company since August 2011 and served as a director of Restaurants from August 2011 to April 2015. Mr. Collins, a managing director of Advent, a private equity investment firm based in Boston, Massachusetts, serves on the board of directors of lululemon athletica inc. and Kirkland’s and on the board of directors of several privately held businesses. Mr. Collins also served on the board of directors of Five Below, Inc. from October 2010 until March 2016. Mr. Collins originally joined Advent in 1995. He left the company in 1997 and worked at Kirkland’s and then attended Harvard Business School, before rejoining Advent in 2000. Our Board believes Mr. Collins’ qualifications to serve as a member of our Board include his experience serving as a director of various companies and significant knowledge of the retail industry.

Clifton Rutledge, age 51, has served as chief executive officer of Restaurants since January 2014 and as a director, president and chief executive officer of the Company and of Restaurants since February 2014. From August 2011 to January 2014, Mr. Rutledge served as chief operations officer and senior vice president of Whataburger Restaurants, LLC, a quick-service restaurant company based in San Antonio, Texas. Mr. Rutledge served as vice president of operations and training of Whataburger from July 2008 to September 2011, as group vice president of operations of Whataburger from January 2006 to June 2008 and as group director of franchisee operations of Whataburger from 2003 to 2006. Prior to that, Mr. Rutledge worked for KFC and with TCBY in operational positions. Because of his extensive leadership experience in operational positions in the restaurant industry, we believe Mr. Rutledge is qualified to serve as our chief executive officer and president and as a director on our Board.

Steven M. Tadler, age 56, has served as a director of the Company since August 2011 and served as a director of Restaurants from August 2011 to April 2015. Since 1993, Mr. Tadler has served as managing partner of Advent, a private equity investment firm based in Boston, Massachusetts. Mr. Tadler has also served as a member of the board of directors of Advent, since 2003, as a member of the board of directors of TransUnion Corp., an information and risk management solutions company, since April 2012, and as a member of the board of directors of wTe Corporation, a metals and plastics recycling company, since 1989. Prior to this, Mr. Tadler served as a member of the board of directors of Skillsoft, a software-as-a-service company, from May 2010 to March 2014, and Dufry, a travel retail company, from May 2010 to April 2013. Our Board believes Mr. Tadler’s qualifications to serve as a member of our Board include his experience as an investor in and significant knowledge of the retail industry.

In addition to the information presented above regarding each director’s specific experiences, qualifications, attributes and skills, we believe that all of our directors have a reputation for integrity and adherence to high ethical standards. Each of our directors has demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to us and our Board. Finally, we value our directors’ experience on other company boards and board committees.

There are no family relationships between any of our executive officers, directors and director nominees. The business address of each of our directors and director nominees is 9432 Southern Pine Boulevard, Charlotte, North Carolina 28273.

PROPOSAL NO. 2 – RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Appointment of KPMG LLP

In accordance with its charter, the audit committee selected the firm of KPMG LLP (“KPMG”) to be our independent registered public accounting firm for the fiscal year 2016 audit period and, with the endorsement of the Board of Directors, recommends to our stockholders that they ratify that appointment. The audit committee will reconsider the appointment of KPMG for the next audit period if such appointment is not ratified. Representatives of KPMG are expected to attend the Annual Meeting, will have the opportunity to make a statement if they desire and are expected to be available to respond to appropriate questions.

Audit Committee Pre-Approval of Accounting Services

The audit committee of our Board of Directors oversees our corporate accounting and financial reporting process. Among other things, our audit committee is responsible for the appointment, oversight and evaluation of our independent registered public accounting firm. In accordance with our audit committee’s charter, our audit committee must approve, in advance of the service, all audit and permissible non-audit services provided by our independent registered public accounting firm in order to assure that they do not impair the independent auditor’s independence. Our independent registered public accounting firm may not be retained to perform the non-audit services specified in Section 10A(g) of the Exchange Act. The audit committee has concluded that provision of the non-audit services described in that section is not compatible with maintaining the independence of KPMG.

The audit committee has established a policy regarding pre-approval of audit and permissible non-audit services provided by our independent registered public accounting firm. Under that policy and the audit committee’s charter, the audit committee must approve the services to be rendered and fees to be charged by our independent registered public accounting firm. Unless a type of service has received general pre-approval, it will require specific pre-approval of the audit committee if it is to be provided by the independent auditor. The audit committee may establish pre-approval fee limits for all services to be provided by the independent accountant. The audit committee must then approve, in advance, any services or fees exceeding those pre-approved levels, subject to the de minimis exception set forth in Section 10A(i)(1)(B) of the Exchange Act. The audit committee has delegated to its chairman the authority to grant separate pre-approvals of services and fees in accordance with the pre-approval policy for non-audit services. The audit committee may further delegate pre-approval authority from time to time to one or more of its other members in its discretion. All requests or applications for services to be provided by our independent registered public accounting firm must be submitted to the chief financial officer and must include a detailed description of the services to be rendered. The chief financial officer will determine whether such services are included within the list of services that have received the general pre-approval of the audit committee.

Principal Accounting Fees and Services

The following table presents the fees billed by KPMG for services rendered for fiscal 2015 and fiscal 2014:

	Fiscal 2015	Fiscal 2014
	(in 000s)
Audit Fees(1)	$395	$864
Audit-Related Fees(2)	454	308
Tax Fees	—	—
All Other Fees	—	—

Total(3)	$849	$1,172

(1)	Represents audit fees billed for each of fiscal years 2015 and 2014. Audit fees include fees for professional services rendered in connection with the annual audit of our consolidated financial statements and the review of our interim financial statements included in quarterly reports, as well as fees for services that generally only the independent registered public accounting firm can be reasonably expected to provide, including comfort letters, consents, and review of registration statements filed with the SEC.

(2)	Represents audit-related fees billed for each of fiscal years 2015 and 2014. Audit-related fees in fiscal years 2015 and 2014 include accounting consultations related to filing our registration statement on Form S-1 and other services that are traditionally performed by our independent registered public accounting firm.

(3)	In fiscal years 2015 and 2014, the audit committee did not approve any services or fees pursuant to the de minimis exception set forth in Section 10A(i)(1)(B) of the Exchange Act.

BOARD RECOMMENDATION

The Board of Directors unanimously recommends a vote “FOR” the ratification of the appointment of KPMG to serve as our independent registered public accounting firm for our fiscal year ending December 25, 2016.

In accordance with the Board’s recommendation, the proxy holders will vote the shares of common stock covered by valid and timely received proxies “FOR” the ratification of the appointment of KPMG to serve as our independent registered public accounting firm for our fiscal year ending December 25, 2016, unless instructed otherwise.

CORPORATE GOVERNANCE AND BOARD STRUCTURE

Composition of the Board of Directors

Our business and affairs are managed under the direction of our Board of Directors, which currently consists of ten members. Our amended and restated certificate of incorporation and amended and restated bylaws provide that our Board of Directors consists of a number of directors to be fixed exclusively by resolution of the Board of Directors.

Our amended and restated certificate of incorporation provides for a staggered, or classified, Board of Directors consisting of three classes of directors, each serving staggered three-year terms, as follows:

•	the Class I directors are Ms. Johnson and Messrs. Alderson, Currie and Doubrava, and their terms will expire at the annual general meeting of stockholders to be held in 2016;

•	the Class II directors are Messrs. Haddock, Kibler and Kussell, and their terms will expire at the annual general meeting of stockholders to be held in 2017; and

•	the Class III directors are Messrs. Collins, Rutledge and Tadler, and their terms will expire at the annual general meeting of stockholders to be held in 2018.

Upon expiration of the term of a class of directors, directors for that class will be elected for a three-year term at the annual meeting of stockholders in the year in which that term expires. Each director’s term continues until the election and qualification of his or her successor, or his or her earlier death, resignation, retirement, disqualification or removal. Any vacancies on our Board of Directors will be filled only by the affirmative vote of a majority of the directors then in office. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors.

Our amended and restated certificate of incorporation provides that directors may only be removed for cause. To remove a director for cause, 66 2⁄3% or more of the outstanding shares of capital stock then entitled to vote at an election of directors must vote to remove the director at an annual or special meeting. The amended and restated certificate of incorporation also provides that, if a director is removed or if a vacancy occurs due to either an increase in the size of the Board or the death, resignation, disqualification or other cause, the vacancy will be filled solely by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum remain.

The classification of our Board of Directors, together with the ability of the stockholders to remove our directors only for cause and the inability of stockholders to call special meetings, will make it more difficult for a third-party to acquire control of us.

Director Independence and Controlled Company Status

Advent owns a majority interest in us and we are a “controlled company” under the rules of NASDAQ. The “controlled company” exception eliminates the requirements that we have (a) a majority of independent directors on our Board and (b) compensation and nominating and corporate governance committees composed entirely of independent directors, as independence is defined in Rule 10A-3 of the Exchange Act and under NASDAQ listing standards. The “controlled company” exception does not modify the independence requirements for the audit committee, and we are in compliance with the requirements of the Sarbanes-Oxley Act and NASDAQ.

We have six independent directors on our Board. Our Board of Directors has determined that Ms. Johnson and Messrs. Alderson, Collins, Currie, Doubrava and Tadler are independent as defined under the corporate governance rules of NASDAQ.

If at any time we cease to be a “controlled company” under NASDAQ rules, our Board of Directors will take all action necessary to comply with the applicable NASDAQ rules, including appointing a majority of independent directors to our Board of Directors and establishing certain committees composed entirely of independent directors, subject to a permitted “phase-in” period.

Board Leadership Structure and Board’s Role in Risk Oversight

Our Board of Directors has no policy with respect to the separation of the offices of chief executive officer and non-executive chairman of the Board of Directors. It is the Board of Directors’ view that rather than having a rigid policy, the Board of Directors, with the advice and assistance of the nominating and corporate governance committee, and upon consideration of all relevant factors and circumstances, will determine, as and when appropriate, whether the two offices should be separate. Currently, our leadership structure separates the offices of chief executive officer and non-executive chairman of the Board of Directors with Mr. Rutledge serving as our chief executive officer and Mr. Kibler serving as non-executive chairman of the Board. We believe this is appropriate as it provides Mr. Rutledge with the ability to focus on our day-to-day operations while allowing Mr. Kibler to lead our Board of Directors in its fundamental role of providing advice to, and oversight of management.

Our Board of Directors plays an active role in overseeing management of our risks. Our Board of Directors regularly reviews information regarding our credit, liquidity and operations, as well as the risks associated with each. Our compensation committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. Our audit committee oversees management of financial risks. Our nominating and corporate governance committee is responsible for managing risks associated with the independence of the Board of Directors. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, our full Board of Directors keeps itself regularly informed regarding such risks through committee reports and otherwise.

Committees of the Board of Directors

Our Board of Directors has established an audit committee, a compensation committee and a nominating and corporate governance committee. Each committee operates under a charter that has been approved by our Board of Directors and is available on our website, www.bojangles.com, under the “Investors” section.

Audit Committee

Our audit committee oversees our corporate accounting and financial reporting process. Our audit committee met five times during fiscal 2015. The audit committee has the following responsibilities, among others things, as set forth in the audit committee charter:

•	selecting and hiring our independent registered public accounting firm and approving the audit and non-audit services to be performed by our independent registered public accounting firm;

•	evaluating the qualifications, performance and independence of our independent registered public accounting firm;

•	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

•	reviewing the adequacy and effectiveness of our internal control policies and procedures when required by the SEC;

•	overseeing management of financial risks;

•	preparing the audit committee report required by the SEC to be included in our annual proxy statement;

•	discussing the scope and results of the audit with the independent registered public accounting firm and reviewing with management and the independent registered public accounting firm our interim and fiscal year-end operating results;

•	approving related party transactions; and

•	reviewing whistleblower complaints relating to accounting, internal accounting controls or auditing matters and overseeing the investigations conducted in connection with such complaints.

Our audit committee consists of Ms. Johnson and Messrs. Alderson and Currie. Mr. Alderson serves as the chairperson of the audit committee. Ms. Johnson and Messrs. Alderson and Currie are independent for purposes of serving on the audit committee, and meet the requirements for financial literacy under the applicable rules and regulations of the SEC and NASDAQ. Our Board has determined that Mr. Currie is an audit committee financial expert as defined under the applicable rules of the SEC and has the requisite financial sophistication defined under the applicable rules of NASDAQ. See “—Director Independence and Controlled Company Status.”

Compensation Committee

Our compensation committee reviews and recommends policies relating to compensation and benefits of our officers and employees. Our compensation committee met three times and acted two times by unanimous written consent during fiscal 2015. The compensation committee has the following responsibilities, among other things, as set forth in the compensation committee’s charter:

•	reviewing and approving compensation of our executive officers, including annual base salary, annual incentive bonuses, specific goals, equity compensation, employment agreements, severance and change-in-control arrangements and any other benefits, compensation or arrangements;

•	reviewing and recommending the terms of employment agreements with our executive officers;

•	reviewing succession planning for our executive officers;

•	reviewing and recommending compensation goals, bonus and stock-based compensation criteria for our employees;

•	reviewing and recommending the appropriate structure and amount of compensation for our directors;

•	overseeing the management of risks relating to our executive compensation plans and arrangements;

•	reviewing and discussing annually with management our “Compensation Discussion and Analysis” when required by SEC rules;

•	preparing the compensation committee report, when required by the SEC, to be included in our annual proxy statement; and

•	administering, reviewing and making recommendations with respect to our equity compensation plans.

Our compensation committee consists of Messrs. Collins, Currie and Tadler. Mr. Collins serves as the chairperson of the compensation committee. Our Board has determined that Messrs. Collins, Currie and Tadler are independent under applicable rules and regulations of the SEC and NASDAQ. See “—Director Independence and Controlled Company Status.”

Our chief executive officer annually reviews the performance of all of our executive officers. He then recommends annual merit salary adjustments and any changes in annual or long-term incentive opportunities for other executives. These recommendations are submitted to the compensation committee for review, discussion and approval and the compensation committee then sets the appropriate levels of compensation for our executive officers.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee is responsible for making recommendations regarding candidates for directorships and the size and composition of our Board. Our nominating and corporate governance committee did not meet during fiscal 2015. Among other matters, the nominating and corporate governance committee is responsible for the following, as set forth in its charter:

•	assisting our Board of Directors in identifying prospective director nominees and recommending nominees for each annual meeting of stockholders to our Board of Directors;

•	reviewing developments in corporate governance practices and recommending updates to the governance principles applicable to our Board of Directors;

•	managing risks associated with the independence of the Board of Directors;

•	evaluating and making recommendations as to the size and composition of the Board of Directors;

•	overseeing the evaluation of our Board of Directors and management; and

•	recommending members for each Board committee of our Board of Directors.

Our nominating and corporate governance committee consists of Messrs. Tadler, Haddock and Doubrava. Mr. Tadler serves as the chairperson of the nominating and corporate governance committee. Our Board has determined that Messrs. Tadler and Doubrava are independent under applicable rules and regulations of the SEC and NASDAQ. See “—Director Independence and Controlled Company Status.”

Director Compensation

In fiscal 2015, certain of our directors received compensation for their service as directors. We have adopted a formal director compensation policy for all of our non-employee directors. These matters are further described below in the section entitled “Executive and Director Compensation—Compensation of Directors”.

Compensation Committee Interlocks and Insider Participation

Messrs. Collins and Tadler served as members of the compensation committee throughout fiscal 2015, and Mr. Kibler served as a member of the compensation committee for part of fiscal 2015. Each of Messrs. Collins and Tadler has relationships with us that require disclosure under Item 404 of Regulation S-K under the Exchange Act. See “Certain Relationships and Related Party Transactions” for more information. Mr. Kibler served as our chief executive officer during part of fiscal 2014 and was an employee director during fiscal 2015.

None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or compensation committee.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. The code of business conduct and ethics is available on our website at www.bojangles.com under the “Investors” section. Disclosure regarding any amendments to the code, or any waivers of its requirements, will be included in a current report on Form 8-K within four business days following the effective date of the amendment or waiver, unless posting such information on our website will then satisfy the rules of NASDAQ.

Corporate Governance Guidelines

Our Board of Directors has adopted corporate governance guidelines that serve as a flexible framework within which our Board of Directors and its committees operate. These guidelines cover a number of areas including the size and composition of the Board, Board membership criteria and director qualifications, director responsibilities, Board agenda, roles of the non-executive chairman of the Board and chief executive officer, meetings of independent directors, committee responsibilities and assignments, Board member access to management and independent advisors, director communications with third parties, director compensation, director orientation and continuing education, evaluation of senior management and management succession planning. A copy of our corporate governance guidelines is available on our website at www.bojangles.com under the “Investors” section.

Board Meetings and Attendance

Our Board met nine times and acted by unanimous written consent two times during fiscal 2015. Each incumbent Director attended at least 75% of the total of all Board and Committee meetings he was entitled to attend during fiscal 2015. Our Board expects its members to attend each annual meeting of stockholders.

Executive Sessions of the Board

The non-management directors meet in conjunction with regular Board meetings outside the presence of management in executive sessions. Non-management directors will continue to have executive sessions and, in addition, our independent directors will also meet in executive sessions. After certain executive sessions, a designated director updates the chief executive officer on the key items discussed, as appropriate. The non-executive chairman presided at all such regularly scheduled executive sessions of the non-management directors during fiscal 2015, as well as over Board meetings.

Communications with the Board of Directors

Stockholders wishing to formally communicate with our Board, any Board committee, the independent directors as a group or any individual director may send communications directly to the Company at Bojangles’, Inc., 9432 Southern Pine Boulevard, Charlotte, North Carolina, 28273, Attention: Eric M. Newman, Secretary. All clearly marked written communications, other than unsolicited advertising or promotional materials, are logged and copied, and forwarded to the director(s) to whom the communication was addressed. Please note that the foregoing communication procedure does not apply to (i) stockholder proposals pursuant to Exchange Act Rule 14a-8 and communications made in connection with such proposals or (ii) service of process or any other notice in a legal proceeding.

AUDIT COMMITTEE REPORT

During fiscal year 2015, our audit committee consisted of Messrs. Alderson, Currie and Doubrava. Mr. Alderson serves as the chairperson of the audit committee. Messrs. Alderson and Currie are independent for purposes of serving on the audit committee, and meet the requirements for financial literacy under the applicable rules and regulations of the SEC and NASDAQ. Our Board has determined that Mr. Currie is an audit committee financial expert as defined under the applicable rules of the SEC and has the requisite financial sophistication defined under the applicable rules of NASDAQ.

The audit committee has met and reviewed and discussed the Company’s audited financial statements for the fiscal year ended December 27, 2015 with the Company’s management, which has the primary responsibility for the Company’s financial statements, as well as with the Company’s independent auditor, KPMG, who is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards of the Public Company Accounting Oversight Board. The audit committee is not providing any expert or special assurance as to the Company’s financial statements or providing any professional certification with respect to the independent auditor’s work product.

The audit committee has discussed with KPMG the matters required to be discussed by Auditing Standard No. 16, “Communications With Audit Committees”, as adopted by the Public Company Accounting Oversight Board. The audit committee has received and reviewed the written disclosures and the letter from KPMG required by the applicable requirements of the Public Company Accounting Oversight Board regarding KPMG communications with the audit committee concerning independence. The audit committee also considered whether KPMG non-audit services to the Company were compatible with the independence requirements and concluded their independence was not compromised by the provision of these services.

Taking all of these reviews and discussions into account, the audit committee recommended to the Board that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 27, 2015 for filing with the SEC.

This report is provided by the following directors, who comprised the audit committee during fiscal 2015:

Robert E. Alderson, Chairman

John E. Currie

Christopher J. Doubrava

IDENTIFICATION OF EXECUTIVE OFFICERS AND DIRECTORS

Directors and Executive Officers

The following table sets forth the name, position and age as of the Annual Meeting date of individuals who currently serve as the directors and executive officers of Bojangles’:

Name	Age	Position/Title
James R. Kibler	61	Director and Non-Executive Chairman of the Board
Clifton Rutledge	51	Director, President and Chief Executive Officer
Robert E. Alderson	69	Director
Steven J. Collins	47	Director
John E. Currie	60	Director
Christopher J. Doubrava	31	Director
Tommy L. Haddock	65	Director
Starlette B. Johnson	53	Director
William A. Kussell	57	Director
Steven M. Tadler	56	Director
Eric M. Newman	63	Executive Vice President, General Counsel and Secretary
M. John Jordan	48	Senior Vice President of Finance, Chief Financial Officer and Treasurer
Kenneth E. Avery	56	Senior Vice President of Company Operations and Chief Operating Officer

See “Proposal No. 1 – Election of Directors” for biographies of each member of our Board of Directors. Our directors, except for Ms. Johnson, have been selected pursuant to the terms of a stockholders’ agreement described more fully below under “Certain Relationships and Related Party Transactions.” The terms of the stockholders’ agreement related to the election of directors terminated upon the closing of our initial public offering (“IPO”).

Eric M. Newman has served as executive vice president, general counsel and secretary of the Company since December 2014, as vice president and secretary of the Company from September 2011 to December 2014, as a director of Restaurants since April 2015, and as executive vice president, general counsel and secretary of Restaurants since July 1999. He previously served as senior vice president and general counsel of our predecessor company from 1991 to 1998, and as vice president and general counsel of our predecessor company from 1985 to 1991. In addition, Mr. Newman has served on the board of the Foundation of the University of North Carolina at Charlotte since 2008.

M. John Jordan has served as senior vice president of finance and chief financial officer of the Company since December 2014, as treasurer of the Company since April 2015, as vice president of the Company from September 2011 to December 2014, as a director of Restaurants since April 2015 and as senior vice president of finance and chief financial officer of Restaurants since March 2009. From 2006 to 2009, Mr. Jordan served as vice president and chief financial officer of Restaurants. Prior to this, Mr. Jordan served as vice president of The Parnell-Martin Companies LLC, a plumbing supply distribution company based in Charlotte, North Carolina from 2005 to 2006 and in various other roles, including treasurer and assistant secretary, from 1996 to 2004. Prior to this, Mr. Jordan worked with CSX Corporation and Coopers & Lybrand.

Kenneth E. Avery has served as senior vice president of company operations and chief operating officer of the Company since December 2014, as senior vice president of operations and chief operating officer of Restaurants since October 2014 and previously as senior vice president of company operations of Restaurants from April 2013 to October 2014. From March 2009 to April 2013, Mr. Avery served as vice president of company operations of Restaurants. From January 2008 to March 2009, Mr. Avery served as vice president of operations support of Restaurants. From 1998 to 2007, Mr. Avery served in a variety of positions with CKE Restaurants Inc., a quick-service restaurant company, including as regional vice president, vice president and senior vice president of franchise operations.

Our executive officers are appointed by our Board of Directors and serve until their successors have been duly appointed and qualified or their earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

EXECUTIVE AND DIRECTOR COMPENSATION

We are providing compensation disclosure that satisfies the requirements applicable to emerging growth companies, as defined in the JOBS Act. As an emerging growth company, we have opted to comply with the executive compensation rules applicable to “smaller reporting companies,” as such term is defined under the Securities Act. The table below sets forth the annual compensation earned during fiscal 2015 and 2014 by our principal executive officer and our two most highly- compensated executive officers other than our principal executive officer who were serving as executive officers at the end of the fiscal year ended December 27, 2015 (our “named executive officers”).

Summary Compensation Table

The following table sets forth information concerning the compensation of our named executive officers for fiscal years 2015 and 2014:

Name and Principal Position	Year	Salary	Bonus		Option Awards(2)	Non-Equity Incentive Plan Compensation(3)	All Other Compensation(4)	Total
Clifton Rutledge(1)	2015	$510,558	$—		$—	$450,625	$4,691	$965,874
President and Chief Executive Officer	2014	$442,308	$100,000	(5)	$3,017,593	$437,500	$185,675	$4,183,076

M. John Jordan	2015	$316,744	$—		$—	$279,562	$15,733	$612,039
Senior Vice President of Finance, Chief Financial Officer and Treasurer	2014	$307,553	$—		$—	$271,420	$15,127	$594,100

Eric M. Newman	2015	$316,744	$—		$—	$279,562	$19,420	$615,726
Executive Vice President, General Counsel and Secretary	2014	$307,553	$—		$—	$271,420	$18,726	$597,699

(1)	Mr. Rutledge has served as president and chief executive officer of the Company since February 2014.
(2)	Represents the grant date fair value of options awarded during fiscal 2014, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (FASB ASC Topic 718).
(3)	Represents payments under our regular bonus plan and stretch bonus plan for the respective performance year. For more information, see below under “—Annual Cash Incentive Compensation.”
(4)	The values shown under the heading “All Other Compensation” for Messrs. Rutledge, Jordan, and Newman, represents the following perquisites and benefits:
¡	401(k) plan matching contribution: $2,377, $8,823 and $8,824, respectively
¡	Taxable benefit of auto allowance and gasoline: $1,989, $6,698 and $8,664, respectively
¡	Imputed life insurance: $325, $212 and $932, respectively

¡	Service anniversary award: $0, $0 and $1,000, respectively
(5)	In connection with Mr. Rutledge’s hiring, he was granted a signing bonus of $100,000.

Employment Arrangements

The following is a summary of the material terms of the employment agreements with our named executive officers. The summary below does not contain complete descriptions of all provisions of the employment agreements of our named executive officers and is qualified in its entirety by reference to such employment agreements, copies of which were previously filed with the SEC.

Mr. Rutledge. We have entered into an employment agreement with Mr. Rutledge, dated January 27, 2014. Pursuant to this agreement, Mr. Rutledge is entitled to an annual base salary of $530,450, which is subject to increases, if any, as may be determined from time to time in the sole discretion of our Board. Mr. Rutledge is eligible to earn an annual bonus of up to 75% of base salary, subject to the achievement of annual performance goals established by our Board at the beginning of each applicable fiscal year. Additionally, the company paid Mr. Rutledge a signing bonus of $100,000.

Mr. Rutledge also received a grant of stock options to purchase 813,939 shares of common stock of the company, of which 610,365 are subject to vesting over time and 203,574 of which were subject to performance-based vesting, at fair market value of the common stock at the time of grant. The vesting of the initial stock option grant to Mr. Rutledge is described in further detail below in the section entitled “—Long-term Equity Incentive Compensation—Outstanding Equity Awards at Fiscal 2015 Year-End.”

Mr. Rutledge was entitled to receive reimbursements for certain relocation, temporary housing and living expenses of which the Company paid $183,746 in the aggregate during fiscal 2014, which included a gross up for income taxes authorized by the compensation committee. Mr. Rutledge is entitled to reimbursement of expenses incurred in the performance of his duties. Mr. Rutledge is also entitled to certain severance benefits, the terms of which are described below in the section entitled “—Potential Payments Upon a Termination or Change in Control.”

Mr. Rutledge is entitled to participate in all of our employee benefit plans on the same basis as such benefits are generally made available to other senior executive employees. Further, the agreement contains customary non-solicitation and non-competition covenants, which covenants remain in effect for one year following any cessation of employment with respect to Mr. Rutledge.

Mr. Jordan. We entered into an employment agreement with Mr. Jordan, dated May 1, 2006, which was amended and restated on September 12, 2007 and on April 27, 2011. Pursuant to the employment agreement, as amended and restated, Mr. Jordan is entitled to an annual base salary of $329,085, to be reviewed by the chief executive officer no less than annually. Mr. Jordan is also eligible to receive annual bonuses which are awarded by the Board at its discretion. Mr. Jordan receives an automobile allowance, and is entitled to reimbursement of expenses incurred in the performance of his duties. Mr. Jordan is also entitled to certain severance benefits, the terms of which are described below in the section entitled “—Potential Payments Upon a Termination or Change in Control.”

Mr. Jordan is entitled to participate in our employee benefit plans and programs at the same level as other executive employees. Further, Mr. Jordan’s agreement contains a non-solicitation of employees covenant, which remains in effect for one year following any cessation of employment.

Mr. Newman. We entered into an employment agreement with Mr. Newman, dated November 14, 2002, which was amended and restated on September 12, 2007, April 27, 2011 and August 18, 2012. Pursuant to the employment agreement, as amended and restated, Mr. Newman is entitled to an annual base salary of $329,085, to be reviewed by the chief executive officer no less than annually. Mr. Newman is also eligible to receive bonuses which are awarded at the discretion of our Board, and is entitled to an automobile allowance of $750 per month and reimbursement of certain reasonable expenses incurred in the performance of his duties. Mr. Newman is entitled to participate in our employee benefit plans and programs at the same level as other executive employees. Further, Mr. Newman’s agreement contains a non-solicitation of employees covenant, which remains in effect for one year following any cessation of employment.

Mr. Newman is also entitled to certain severance benefits, the terms of which are described below in the section entitled “—Potential Payments Upon a Termination or Change in Control.”

Potential Payments Upon a Termination or Change in Control

Mr. Rutledge—Termination of Employment without Cause or for Good Reason. If Mr. Rutledge’s employment is terminated by us without cause or by Mr. Rutledge for good reason (as such terms are defined in Mr. Rutledge’s employment agreement), Mr. Rutledge will be entitled to severance in an amount equal to his base salary in effect immediately prior to the date of termination, payable in equal installments over a period of 12 months following such termination of employment. The severance payments to Mr. Rutledge will be offset to the extent he receives compensation from an unrelated entity during the severance period.

Mr. Jordan—Involuntary Termination of Employment. If Mr. Jordan’s employment is terminated by us other than for cause (as such term is defined in Mr. Jordan’s employment agreement), by Mr. Jordan as a result of a material adverse change in the nature of Mr. Jordan’s responsibilities or upward reporting relationship or following a relocation of Mr. Jordan’s primary office to a location more than 40 miles away from his then-current primary office, Mr. Jordan will be entitled to receive an amount equal to 105% of his compensation, as defined in his employment agreement, to include total base pay and bonuses received in a calendar year by Mr. Jordan, utilizing the greatest amount received by him for any of the three calendar years immediately preceding his separation, payable in equal installments over a period of 12 months following termination of employment.

Mr. Newman—Involuntary and Voluntary Termination of Employment. If Mr. Newman’s employment is terminated by us other than for cause (as such term is defined in Mr. Newman’s employment agreement), by Mr. Newman (i) voluntarily as a result of, and within 12 months of, a change of control of us (or certain of our wholly-owned subsidiaries), (ii) voluntarily at any time if no change of control of us (or certain of our wholly-owned subsidiaries) has occurred, (iii) as a result of a material adverse change in the nature of Mr. Newman’s responsibilities or upward reporting relationship, (iv) as a result of us relocating Mr. Newman’s primary office to a location more than 40 miles away from his then-current primary office or (v) as a result of our intention not to renew his employment agreement for an additional one year term, then Mr. Newman will be entitled to receive an amount equal to $500,000, payable in equal installments over a period of 12 months following the termination of employment. Further, if Mr. Newman’s employment ceases for the reasons described above, Mr. Newman is entitled to an additional lump sum payment equal to $25,000 payable within 30 days of the date of termination of employment, and shall be eligible for continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”).

Annual Cash Incentive Compensation

Each of our named executive officers was eligible to earn an annual cash incentive bonus in fiscal 2015 and 2014 under two separate bonus plans: (i) our regular bonus plan and (ii) our stretch bonus plan. Our practice with respect to annual incentive compensation has historically been to provide an opportunity to earn bonus awards based on the achievement of Company performance measures, specifically adjusted consolidated Company earnings before interest, taxes, depreciation and amortization (“EBITDA”) budget targets.

Our regular bonus plan and any bonus awards provided thereunder are approved by our compensation committee each year. Messrs. Rutledge, Newman and Jordan are eligible to earn a bonus equal to 75% of each such executive’s annual base compensation as of the last day of the fiscal year, based upon the Company meeting or exceeding the adjusted consolidated EBITDA budget targets established for the fiscal year. If the Company meets 95% but is less than 100% of the established adjusted consolidated EBITDA budget target for the fiscal year, each such executive’s bonus compensation will be set at 35% of such executive’s annual base compensation as of the last day of the fiscal year. Based on our performance, bonuses in fiscal 2015 and 2014 under the regular bonus plan were 100% of target.

Our stretch bonus plan and any bonus awards provided thereunder are approved by our compensation committee each year. Our stretch bonus plan provides the opportunity for our named executive officers to earn an additional bonus up to 12.5% of such individual’s annual base compensation as of the last day of the fiscal year based upon the extent to which the Company exceeds, before the stretch bonus is deducted, the adjusted consolidated EBITDA budget target established under our regular bonus plan for the fiscal year. The bonus opportunities under the stretch bonus plan in fiscal 2015 and 2014 were structured as follows:

Excess over Adjusted Consolidated EBITDA budget before the stretch bonus	Bonus Payout
At least $1,000,000 but less than $3,000,000	2.5% of base salary
At least $3,000,000 but less than $4,000,000	5.0% of base salary
At least $4,000,000 but less than $5,000,000	7.5% of base salary
$5,000,000 or more	12.5% of base salary

Based on our performance, bonuses in fiscal 2015 and 2014 under the stretch bonus plan were 12.5% of base compensation as of the last day of the fiscal year.

Beginning in fiscal 2016, the performance measures for the regular and stretch bonus plans have been changed from budgeted adjusted consolidated Company EBITDA to budgeted EBIT adjusted for nonrecurring items not budgeted that would be considered adjustments to pro forma net income and other adjustments as approved by the compensation committee.

Performance Bonus Plan

We have adopted the Bojangles’, Inc. Performance Bonus Plan (the “Performance Bonus Plan”). The Performance Bonus Plan is administered by the compensation committee. The purpose of the Performance Bonus Plan is to reward selected employees of ours and our affiliates for their contributions to our financial success and thereby motivate them to continue to make such contributions in the future by granting performance-based awards intended to be tax deductible under section 162(m) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). Bonus awards paid to our named executive officers under our regular and stretch bonus plans, as described above, will be made pursuant to the Performance Bonus Plan.

Long-term Equity Incentive Compensation

Outstanding Equity Awards at Fiscal 2015 Year-End

The following table sets forth information concerning unexercised stock options and stock options that have not vested for each of the named executive officers named in the Summary Compensation Table as of December 27, 2015:

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) (Exercisable)	Number of Securities Underlying Unexercised Options (#) (Unexercisable)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Clifton Rutledge	203,574	610,365	(1)	—	$8.42	2/6/2024
M. John Jordan	179,519	277,177	(2)	—	$2.03	4/16/2022
Eric M. Newman	179,519	277,177	(2)	—	$2.03	4/16/2022

(1)	610,365 of the option shares vest based upon continued employment, of which 244,146 shares vested on February 7, 2016, with the remaining 366,219 shares vesting in twelve equal quarterly installments beginning March 31, 2016. 203,574 of the option shares vested upon the closing of our IPO.
(2)	277,177 of the option shares vest, subject to continued employment, on a sliding scale based on the return on investment of the funds managed by Advent (the “Advent Holders”) as compared to the “Aggregate Advent Investment Amount” (i.e. $162,900,210). The option shares will vest on the date(s) on which the Advent Holders receive an aggregate amount of net cash proceeds as follows:

Aggregate Amount of Net Cash Proceeds as Compared to Aggregate Advent Investment Amount	Percentage of Outstanding Option Shares That Will Vest
Greater than 2.0x but less than or equal to 2.5x	16.7%
Greater than 2.5x but less than or equal to 3.0x	50.0%
Greater than 3.0x but less than or equal to 3.5x	83.3%
Greater than 3.5x	100.0%

Bojangles’, Inc. Amended and Restated 2011 Equity Incentive Plan

All of our outstanding equity awards are governed by the Amended and Restated 2011 Equity Incentive Plan (the “2011 Plan”) and award agreements entered into between us and the participants. The 2011 Plan was adopted by our Board and approved by our stockholders in connection with our IPO and it amended and restated in its entirety the 2011 Equity Incentive Plan (the “Prior 2011 Plan”). The 2011 Plan permits the grant of: (i) options; (ii) restricted stock awards; (iii) restricted stock units (“RSUs”) and (iv) performance awards. Subject to certain adjustments, the maximum number of shares of common stock that may be issued under the 2011 Plan in connection with awards is 8,500,000, which amount includes shares subject to outstanding options granted pursuant to the Prior 2011 Plan.

Prior to our IPO, only options to purchase common stock were granted to participants under the Prior 2011 Plan, although other equity-based incentive awards were permitted under that plan. All future awards granted under the 2011 Plan will be governed by award agreements, between us and the participants. No awards may be granted after the ten-year anniversary of the 2011 Plan’s effective date (which was May 13, 2015), although awards granted before that time will remain valid in accordance with their terms.

Our Board of Directors has designated the compensation committee to administer the 2011 Plan. The compensation committee will designate each eligible individual to whom an award is to be granted. Any of our employees, directors, consultants, and other service providers, or those of our affiliates, are eligible to participate in the 2011 Plan and may be selected by the compensation committee to receive an award. In its discretion, the compensation committee may delegate all or part of its authority and duties with respect to granting awards to one or more of our officers, provided applicable law so permits.

Unless otherwise provided in an award agreement or determined by the compensation committee, if a participant terminates employment with us (or our affiliates) due to death or disability, the participant’s unexercised options may be exercised, to the extent they were exercisable on the termination date, for a period of twelve months from the termination date or until the expiration of the original option term, whichever period is shorter. If the participant terminates employment with us (or our affiliates) for cause (as defined in the 2011 Plan), all unexercised options (whether vested or unvested) shall terminate and be forfeited on the termination date. If the participant’s employment terminates for any other reason, any vested but unexercised options may be exercised by the participant, to the extent exercisable at the time of termination, for a period of ninety days from the termination date (or such time as specified by the compensation committee at the time of grant) or until the expiration of the original option term, whichever period is shorter. Unless otherwise provided by the compensation committee, any options that are not exercisable at the time of termination of employment shall terminate and be forfeited on the termination date.

In the event of a change in control (as defined in the 2011 Plan), the compensation committee may, on a participant-by-participant basis: (i) cause any or all outstanding awards to become vested and immediately exercisable (as applicable), in whole or in part; (ii) cause any outstanding option to become fully vested and immediately exercisable for a reasonable period in advance of the change in control and, to the extent not exercised prior to that change in control, cancel that option upon closing of the change in control; (iii) cancel any unvested award or unvested portion thereof, with or without consideration; (iv) cancel any award in exchange for a substitute award; (v) redeem any restricted stock or RSU for cash and/or other substitute consideration with value equal to fair market value of an unrestricted share on the date of the change in control; (vi) cancel any outstanding option with respect to all common stock for which the award remains unexercised in exchange for a cash payment equal to the excess (if any) of the fair market value of the common stock subject to the option over the exercise price of the option; (vii) take such other action as the compensation committee shall determine to be reasonable under the circumstances; and/or (viii) in the case of any award subject to Section 409A of the Code, such award shall vest and be distributed only in accordance with the terms of the applicable award agreement and the compensation committee shall only be permitted to use discretion to the extent that such discretion would be permitted under Section 409A of the Code.

Other Elements of Compensation

401(k) Plan

We sponsor a 401(k) tax deferred savings plan covering employees meeting certain age and service requirements as defined in the plan. Participants can make pretax contributions with the Company matching certain percentages of employee contributions. All employees meeting certain age and service requirements are eligible to participate in our 401(k) plan. Our named executive officers are eligible to participate in these plans generally on the same basis as our other employees. Our 401(k) plan provides substantially all employees meeting certain age and service requirements with the ability to make pre-tax retirement contributions in accordance with applicable Internal Revenue Service limits. Matching contributions are provided in an amount equal to 50% of the first 5% of elective contributions by the employee, and vest over a five-year period. The 401(k) plan matching contributions provided to our named executive officers in fiscal 2015 are reflected above in the “—Summary Compensation Table” section under the “All Other Compensation” heading.

Non-Qualified Deferred Compensation Plan

We sponsor a non-qualified deferred compensation plan for certain eligible employees. This plan allows eligible participants to defer their salary, bonuses, commissions and other performance-based compensation. Deferred compensation, net of accumulated earnings and/or losses on the participant-directed investment options, is distributable in cash at employee specified dates or upon retirement, death, disability or termination from the plan. Our named executive officers are eligible to participate in the deferred compensation plan. We did not make any discretionary matching or profit sharing contributions in our 2015 fiscal year.

Post-Retirement Medical Benefit Plan

In addition, we maintain the Extended Executive Medical Coverage Program covering a certain group of employees who retire with the title of president, chief executive officer, executive vice president, senior vice president, vice president or senior director, and meet specific age and service requirements as defined in the plan. Under the terms of the plan, upon retirement and until age 65, eligible employees and their spouses may purchase continued coverage under the Company’s health insurance plan after their eligibility for COBRA coverage expires. The participants must pay the full cost of the continued coverage. In addition, upon reaching the age of 65, eligible employees and their spouses will receive a $25 stipend each month for the purchase of Medicare gap insurance coverage. Our named executive officers are eligible to participate in the post-retirement medical benefit plan. Mr. Newman is the only named executive officer who has met the age and years of service criteria under the plan.

Other Benefits

In fiscal 2015, certain of our named executive officers were provided with certain limited perquisites that we believe are commonly provided to similarly situated executives in the market in which we compete for talent and therefore are important to our ability to attract and retain top-level executive management. These perquisites include a monthly automobile allowance and reimbursement of gasoline expense, and certain business professional dues and certifications. The amounts paid to named executive officers in fiscal 2015 in respect of these perquisites is reflected above in the “—Summary Compensation Table” section under the “All Other Compensation” heading.

All employees are eligible to participate in broad-based and comprehensive employee benefit programs, including medical, dental, vision, and life and disability insurance. Our named executive officers are eligible to participate in the broad-based and comprehensive employee benefit programs, including medical, dental, vision, and life and disability insurance made available to other employees, generally on the same basis as our other employees.

Compensation of Directors

The following table provides compensation information for fiscal 2015 for each of our directors who is not an executive officer:

Name	Fees Earned or Paid in Cash for Fiscal 2015		Stock Awards		All Other Compensation		Total
Steven J. Collins(1)	—		—		—		—
John E. Currie	$36,490		$49,989	(3)	—		$86,479
Tommy L. Haddock	$46,250		$49,989	(3)	—		$96,239
James R. Kibler	$99,115	(2)	—		$4,038	(4)	$103,153
William A. Kussell	$122,192	(2)	—		$7,946	(5)	$130,138
Steven M. Tadler(1)	—		—		—		—
Christopher J. Doubrava(1)	—		—		—		—
Robert E. Alderson	$34,904		$49,989	(3)	—		$84,893

(1)	Messrs. Collins, Tadler and Doubrava are not eligible for compensation as a director due to their affiliation with Advent.
(2)	Includes salary for fiscal 2015.
(3)	On May 13, 2015, we granted 2,631 RSUs to each of our non-employee directors who are not affiliated with Advent. The RSUs will vest on June 8, 2016, subject to continued service. Vested shares will be delivered within ten days of the vesting date of such RSU.
(4)	Includes employer 401(k) match of $3,484 and taxable value of life insurance of $554.
(5)	Includes employer 401(k) match of $7,506 and taxable value of life insurance of $440.

We have adopted a compensation policy for non-employee directors that became effective upon the closing of our IPO. Under the compensation policy for non-employee directors, each of our non-employee directors who are not affiliated with Advent receives an annual cash retainer fee of $40,000, paid quarterly (or fully vested shares of our common stock in lieu of such cash payment, at the election of any such director), and an annual restricted stock award for shares of our common stock with a fair market value of $50,000 as of the grant date of such stock, under the 2011 Plan and subject to an award agreement. Our non-employee directors will also receive additional cash fees for their service as members or chairs on committees. Under the compensation policy, non-employee directors serving on the audit committee, compensation committee and the nominating and corporate governance committee receive annual fees of $10,000, $7,500 and $2,500, respectively, and non-employee directors serving as chairs of such committees receive $15,000, $15,000 and $5,000, respectively. Additionally, our non-employee directors will be reimbursed for reasonable out-of-pocket travel expenses incurred in connection with attendance at Board and committee meetings and other Board related activities.

Prior to our IPO, Mr. Haddock’s annual cash retainer fee was $50,000. Following the closing of our IPO, Mr. Haddock is being compensated under our compensation policy for non-employee directors.

Messrs. Kibler and Kussell are employee directors. Effective January 1, 2015, Messrs. Kibler’s and Kussell’s base salaries were set at $100,000 and $150,000, respectively, and, upon the closing of our IPO, each of their base salaries was reduced to $90,000. If any employee director’s employment with the Company is terminated, he will become a non-employee director and will immediately be eligible for compensation for Board service under our compensation policy for non-employee directors. Effective June 8, 2016, Messrs. Kibler and Kussell will become non-employee directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information about the beneficial ownership of our common stock as of April 15, 2016 for:

•	each person known to us to be the beneficial owner of more than 5% of our common stock;

•	each named executive officer;

•	each of our directors; and

•	all of our executive officers and directors as a group.

Unless otherwise noted below, the address for each beneficial owner listed on the table is: c/o Bojangles’, Inc., 9432 Southern Pine Boulevard, Charlotte, North Carolina 28273. We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the tables below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

For purposes of the table below, the beneficial ownership amounts and percentages are based on a total of 36,111,306 shares of our common stock outstanding as of April 15, 2016. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options or RSUs held by that person that are currently exercisable or exercisable within 60 days of April 15, 2016. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Name of Beneficial Owner	Shares	Percentage of Class
5% Stockholders:
Advent International Corporation and affiliates(1)	25,456,231	70.5%
Named Executive Officers and Directors:
Steven J. Collins(1)(2)	25,456,231	70.5%
Christopher J. Doubrava(1)(2)	25,456,231	70.5%
Tommy L. Haddock(3)	627,706	1.7%
Starlette B. Johnson	—	*
M. John Jordan(4)	179,519	*
James R. Kibler(5)	564,144	1.5%
William A. Kussell(6)	512,368	1.4%
Eric M. Newman(7)	191,337	*
Clifton Rutledge(8)	478,238	1.3%
Steven M. Tadler(1)(2)	25,456,231	70.5%
Robert E. Alderson(9)	7,631	*
John E. Currie(10)	3,631	*
All directors and executive officers as a group (13 persons) (11)	28,219,495	74.4%

*	Less than one percent

(1)

The funds managed by Advent own 100% of Advent-Bojangles Acquisition Limited Partnership, which in turn owns 70.5% of Bojangles’, Inc., resulting in a 70.5% indirect ownership interest in Bojangles’, Inc. by the funds. This 70.5% indirect ownership interest consists of 11,651,315 shares indirectly owned by Advent International GPE VI Limited Partnership; 6,565,163 shares indirectly owned by Advent International GPE VI-A Limited Partnership; 590,584 shares indirectly owned by Advent International GPE VI-B Limited Partnership; 598,222 shares indirectly owned by Advent International GPE VI-C Limited Partnership; 460,758 shares indirectly owned by Advent International GPE VI-D Limited Partnership; 1,466,279 shares indirectly owned by Advent International GPE VI-E Limited Partnership; 2,191,782 shares indirectly owned by Advent International GPE VI-F Limited Partnership; 1,379,728 shares indirectly owned by Advent International GPE VI-G Limited Partnership; 427,664 shares indirectly owned by Advent Partners GPE VI 2008 Limited Partnership; 15,274 shares indirectly owned by Advent partners GPE VI 2009 Limited Partnership; 33,094 shares indirectly owned by Advent Partners GPE VI 2010 Limited Partnership; 35,639 shares indirectly owned by Advent Partners GPE VI-A Limited Partnership; and 40,729 shares indirectly owned by Advent Partners GPE VI-A (2010) Limited Partnership. Advent International Corporation is the manager of Advent International LLC, which in turn is the general partner of GPE VI GP Limited Partnership and GPE VI GP Delaware Limited Partnership. GPE VI GP Limited Partnership is the general partner of Advent International GPE VI Limited Partnership, Advent International GPE VI-A Limited Partnership, Advent International GPE VI-B Limited Partnership, Advent International GPE VI-F Limited Partnership and Advent International GPE VI-G Limited Partnership, and GPE VI GP Delaware Limited Partnership is the general partner of Advent International GPE VI-C Limited Partnership, Advent International GPE VI-D Limited Partnership and Advent International GPE VI-E Limited Partnership. Advent International Corporation is the manager of Advent International LLC, which is the general partner of Advent Partners GPE VI 2008 Limited Partnership, Advent Partners GPE VI 2009 Limited Partnership, Advent Partners GPE VI 2010 Limited Partnership and Advent Partners GPE VI-A (2010) Limited Partnership. Advent International Corporation

exercises voting and investment power over the shares held by each of these entities and may be deemed to have beneficial ownership of any shares held by them. With respect to any shares of common stock held by the funds managed by Advent International Corporation, a group of individuals currently composed of David M. Mussafer, Steven M. Tadler and David M. McKenna, none of whom have individual voting or investment power, exercises voting and investment power over any shares beneficially owned by Advent International Corporation. Each of David M. Mussafer, Steven M. Tadler and David M. McKenna disclaims beneficial ownership of any shares held by the funds managed by Advent International Corporation, except to the extent of their respective pecuniary interest therein. The address of Advent International Corporation and each of the funds listed above is c/o Advent International Corporation, 75 State Street, Floor 29, Boston, MA 02109.
(2)	Each of Messrs. Collins, Doubrava and Tadler disclaim beneficial ownership of the shares of common stock held by the funds managed by Advent International Corporation, except to the extent of their respective pecuniary interest therein. Messrs. Collins’, Doubrava’s and Tadler’s address is c/o Advent International Corporation, 75 State Street, Floor 29, Boston, MA 02109.
(3)	Consists of (a) 625,075 shares of common stock held by Tri-Arc Food Systems, Inc. Tommy L. Haddock is the president and director, and a major stockholder, of Tri-Arc Food Systems, Inc. and has voting and investment power over such shares of our common stock held by Tri-Arc Food Systems, Inc and (b) 2,631 RSUs that will vest within 60 days of April 15, 2016.
(4)	Consists of 179,519 shares of common stock issuable in respect of options that are exercisable within 60 days of April 15, 2016.
(5)	Consists of: (a) 156,277 shares of common stock held by Mr. Kibler and (b) 407,867 shares of common stock issuable in respect of options that are exercisable within 60 days of April 15, 2016.
(6)	Consists of: (a) 165,896 shares of common stock held by Mr. Kussell and (b) 346,472 shares of common stock issuable in respect of options that are exercisable within 60 days of April 15, 2016.
(7)	Consists of: (a) 179,519 shares of common stock issuable in respect of options that are exercisable within 60 days of April 15, 2016 and (b) 11,818 shares of common stock held by Silver Sun Properties, LLC. Eric M. Newman is the Manager and majority equityholder of Silver Sun Properties, LLC and has voting and investment power over such shares of our common stock held by Silver Sun Properties, LLC.
(8)	Consists of 478,238 shares of common stock issuable in respect of options that are exercisable within 60 days of April 15, 2016.
(9)	Consists of: (a) 2,631 RSUs that will vest within 60 days of April 15, 2016 and (b) 5,000 shares of common stock held by Mr. Alderson.
(10)	Consists of: (a) 2,631 RSUs that will vest within 60 days of April 15, 2016 and (b) 1,000 shares of common stock held by Mr. Currie.
(11)	Consists of: (a) 1,790,305 shares of common stock issuable in respect of options that are exerciseable within 60 days of April 15, 2016 and (b) 7,893 RSUs that will vest within 60 days of April 15, 2016.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC and NASDAQ. Executive officers, directors and greater than 10% beneficial owners are required by the Exchange Act to furnish us with copies of all Section 16(a) forms they file. As an administrative matter, we assist our executive officers and directors by monitoring transactions and filing Section 16 reports on their behalf. Based on our records, compliance program, and review of written representations, we believe that during fiscal year 2015 our executive officers, directors and greater than 10% beneficial owners complied with all applicable Section 16(a) filing requirements.

EQUITY COMPENSATION PLAN INFORMATION

The following table contains information about our equity compensation plans as of December 27, 2015:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)(1)	Weighted- average exercise price of outstanding options, warrants and rights (b)(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	4,354,917	$3.78	4,039,420
Equity compensation plans not approved by security holders	—	—	—

Total	4,354,917	$3.78	4,039,420

(1)	Includes 7,893 shares of common stock issuable upon vesting of outstanding RSUs.
(2)	Represents the weighted-average exercise price of outstanding stock options and does not include RSUs, which have no exercise price.

Please see note 21 to our audited financial statements and “Bojangles’, Inc. Amended and Restated 2011 Equity Incentive Plan” above for a description of our 2011 Plan.

RELATED PERSON TRANSACTIONS

The following is a description of transactions to which we have been a party, since December 29, 2014, in which the amount involved in the transaction exceeds $120,000, and in which any of our directors, executive officers or to our knowledge, beneficial owners of more than 5% of our capital stock or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest, other than employment, compensation, termination and change in control arrangements with our executive officers and directors, which are described under “Executive and Director Compensation.” We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions with unrelated third parties.

Stockholders’ Agreement

In August 2011, in connection with Advent’s investment in Bojangles’, we entered into a stockholders’ agreement with Advent, Messrs. Kibler and Kussell, Silver Sun Properties, LLC, and certain other investors. In accordance with this agreement, the holders of our capital stock agreed to vote their shares in favor of the election to our Board of six original individuals designated by Advent, which subsequently increased to seven members in February 2014 and nine members in May 2015. As of March 2016, and currently, there are ten members on our Board: Messrs. Alderson, Currie, Collins, Haddock, Kibler, Kussell, Doubrava, Rutledge and Tadler, who were elected pursuant to the terms of the stockholders’ agreement, and Ms. Johnson, who was elected based on the nominating and corporate governance committee’s recommendation.

In addition, our stockholders’ agreement provided certain rights to certain of our stockholders with respect to our capital stock, including tag-along rights and drag-along rights in respect of the sale of shares of our capital stock, as well as certain restrictions on the transfer of our shares. Our stockholders’ agreement also provided us with a right of first refusal to purchases of our shares if certain stockholders desired to sell their shares pursuant to a bona fide third-party offer. All provisions of our stockholders’ agreement, except the provisions relating to registration rights which are discussed below, terminated upon the closing of our IPO.

Our stockholders’ agreement contains registration rights that require us to register shares of our common stock held by the stockholders who are parties to the stockholders’ agreement in the event we register for sale, either for our own account or for the account of others, shares of our common stock in future offerings, which included the IPO. These stockholders will be able to participate in such registration on a pro rata basis, subject to certain terms and conditions. At least 30 days prior to the effective date of any registration statement, notice is to be given to all holders of registrable securities party to the stockholders’ agreement outlining their rights to include their shares in that registration statement, and we must register any securities which such holders request to be registered, within 20 days of receipt of notice. However, we may withdraw or cease proceeding with any such registration provided that such withdrawal or cessation applies to all equity securities originally proposed to be registered. A stockholder may withdraw any securities that it has previously elected to include in a registration statement pursuant to such registration rights.

Our stockholders’ agreement also permits Advent to make an unlimited number of requests that we register all or any part of the registrable securities held by them under the Securities Act. In such demand registrations, subject to certain exceptions, the other parties to the stockholders’ agreement have certain rights to participate on a pro rata basis, subject to certain conditions. Parties to the stockholders’ agreement will also be able to demand registration on Form S-3 beginning in May 2016 under certain circumstances. By exercising these registration rights, and selling a large number of shares of our common stock, the price of our common stock could decline.

The stockholders with these registration rights hold an aggregate of 26,800,465 shares of our common stock. We will be required to bear all costs incurred in these registrations, other than underwriting discounts and commissions. The registration rights described above could result in substantial future expenses for us and adversely affect any future equity or debt offerings.

Indemnification of Officers and Directors

We have entered into indemnification agreements with each of our executive officers and directors. The indemnification agreements provide the executive officers and directors with contractual rights to indemnification, expense advancement and reimbursement, to the fullest extent permitted under law and our amended and restated certificate of incorporation and amended and restated bylaws. Additionally, we may enter into indemnification agreements with any new directors or executive officers that may be broader in scope than the specific indemnification provisions contained in Delaware Law and our amended and restated certificate of incorporation and amended and restated bylaws. There is no pending litigation or proceeding naming any of our directors or officers for which indemnification is being sought, and we are not aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

Agreement with Advent

Advent is related to the Company through members of the Board of Directors and ownership of the Company. The Company reimburses Advent for certain expenses. The total amount incurred for expenses reimbursed to Advent in fiscal 2015 was $38 thousand. There was no amount included in accounts payable due to Advent as of December 27, 2015.

Agreements with Mr. Haddock and Affiliates

One of our directors, Mr. Haddock, is also one of our significant franchisees, and, through his affiliates, has a number of agreements and business arrangements with us. Mr. Haddock’s affiliates include:

(i)	Tri-Arc Food Systems, Inc. (“Tri-Arc”), of which Mr. Haddock and his family are beneficial owners of 50% of the capital stock of Tri-Arc;

(ii)	New Generation Foods, LLC (“NGF”), of which certain members of Mr. Haddock’s family are beneficial owners of 100% of the membership interests of NGF;

(iii)	JZF Properties, LLC (“JZF”), of which certain members of Mr. Haddock’s family are beneficial owners of 100% of the membership interests of JZF; and

(iv)	Cajun Jack’s, LLC (“Cajun Jack’s”), of which certain members of Mr. Haddock’s family are beneficial owners of 100% of the membership interests of Cajun Jack’s.

Tri-Arc is one of our franchisees. Tri-Arc remits payments to the Company for royalties, marketing, and franchise license fees. As of December 27, 2015, gross accounts receivable due from Tri-Arc was $0.4 million. For fiscal 2015, the Company recognized royalty revenue of $4.9 million and franchise fee revenue of $38 thousand from Tri-Arc. In addition, the Company reimburses Tri-Arc for shared marketing costs. Total payments to Tri-Arc for the marketing costs were $0.1 million for fiscal 2015.

NGF is one of our franchisees. NGF remits payments to us for royalties, marketing, and franchise license fees. As of December 27, 2015, gross accounts receivable due from NGF was $0.1 million. For fiscal 2015, we recognized royalty revenues of approximately $0.5 million and franchise fee revenues of approximately $0.1 million from NGF. Pursuant to a letter agreement, NGF received payments from us from January 29, 2014 through July 31, 2015 as an extension of a marketing support program of certain matching funds equal to approximately 1% of NGF’s gross sales. The Company incurred $0.1 million under the terms of this agreement during fiscal 2015.

JZF leases land and a building to us for use as a Company-operated restaurant. For fiscal 2015, we made total rent payments of approximately $0.2 million to JZF.

Cajun Jack’s is one of our franchisees. Cajun Jack’s remits payments to us for royalties, marketing, and franchise license fees. As of December 27, 2015, gross accounts receivable due from Cajun was $9 thousand. For fiscal 2015, we recognized royalty revenues of approximately $0.1 million from Cajun Jack’s.

Panthers Football, LLC (the “Panthers”) is owned by family members of certain stockholders of Tri-Arc. We have marketing and sponsorship agreements with the Panthers. Total expenses incurred under these agreements for fiscal 2015 were approximately $0.7 million.

MAR Real Estate, LLC (“MRE”) is owned by a certain stockholder of Tri-Arc. MRE leases land and buildings to us for use as Company-operated restaurants. For fiscal 2015, we made total rent payments of approximately $0.2 million to MRE.

Palmetto Lowcountry Properties, LLC (“PLP”) is owned by a certain stockholder of Tri-Arc. PLP leases land and buildings to us for use as Company-operated restaurants. For fiscal 2015, we made total rent payments of $0.1 million to PLP.

Catco Bo Memorial, LLC (“CBM”) is owned by a certain stockholder of Tri-Arc. CBM leases land, equipment and a building to us for use as a Company-operated restaurant. For fiscal 2015 we made total rent payments of $23 thousand to CBM.

Policy Concerning Related Party Transactions

Our Board of Directors has adopted a written policy relating to the approval of related party transactions. Our audit committee reviews certain financial transactions, arrangements, and relationships between us and any of the following related parties to determine whether any such transaction, arrangement or relationship is a related party transaction:

¡	any of our directors, director nominees or executive officers;

¡	any beneficial owner of more than 5% of our outstanding stock; and

¡	any immediate family member of any of the foregoing.

Our audit committee reviews any financial transaction, arrangement or relationship that:

¡	involves or will involve, directly or indirectly, any related party identified above and is in an amount greater than $120,000;

¡	would cast doubt on the independence of a director;

¡	would present the appearance of a conflict of interest between us and the related party; or

¡	is otherwise prohibited by law, rule or regulation.

Our audit committee will review each such transaction, arrangement or relationship to determine whether a related party has, has had or expects to have a direct or indirect material interest. Following its review, the audit committee will take such action as it deems necessary and appropriate under the circumstances, including approving, disapproving, ratifying, canceling or recommending to management how to proceed if it determines a related party has a direct or indirect material interest in a transaction, arrangement or relationship with us. Any member of the audit committee who is a related party with respect to a transaction under review will not be permitted to participate in the discussions or evaluations of the transaction; however, the audit committee member will provide all material information concerning the transaction to the audit committee. The audit committee will report its action with respect to any related party transaction to our Board. Our audit committee has ratified or approved the transactions described above in accordance with this policy.

OTHER BUSINESS

As of the date of this proxy statement, management does not intend to present and has not been informed that any other person intends to present any matter for action not specified in this proxy statement. If any other matters properly come before the Annual Meeting, it is intended that the proxy holders will act on those matters in accordance with their best judgment.

STOCKHOLDER PROPOSALS FOR 2017 ANNUAL MEETING OF STOCKHOLDERS

In order to be included in the Company’s proxy statement for the 2017 annual meeting of stockholders, a stockholder proposal must be received in writing by the Company at 9432 Southern Pine Blvd., Charlotte, North Carolina, 28273, Attn: Secretary no later than December 21, 2016, and must otherwise comply with the requirements of our amended and restated bylaws and applicable rules of the SEC, including Rule 14a-8 of the Exchange Act. To submit a proposal, a stockholder must be entitled to vote on such proposal at the annual meeting of stockholders and must be a stockholder of record at the time of giving notice of the proposal and at the time of the 2017 annual meeting of stockholders.

Our amended and restated bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders or to nominate candidates for election as directors at an annual meeting of stockholders must provide timely notice of such proposed business in writing. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, our principal executive office at the address listed above not less than 90 days nor more than 120 days prior to the first anniversary of the date on which the Company held the preceding year’s annual meeting. To be timely, the notice must be received by the Company’s Secretary at the above address no earlier than February 8, 2017 and no later than March 10, 2017. In the event that the date of the annual meeting is advanced or delayed by more than 25 days before or after the date of the anniversary of the preceding year’s annual meeting, the notice, in order to be timely, must be received no later than the 10th day following the day on which public announcement of the date of such meeting is first made or by such later date as may be indicated in such public announcement. The notice must also describe the stockholder proposal in reasonable detail and provide certain other information required by the Company’s amended and restated bylaws. A copy of the Company’s amended and restated bylaws is available upon request from the Company’s Secretary at the address set forth above.

ANNUAL REPORT ON FORM 10-K

A copy of our annual report on Form 10-K for the fiscal year ended December 27, 2015, as filed with the SEC, will be mailed with this proxy statement to those stockholders that elect to receive a paper copy of the proxy materials. For those stockholders that receive the Notice of Internet Availability of Proxy Materials, this proxy statement and our fiscal 2015 Annual Report are available at www.edocumentview.com/BOJA . The Form 10-K and exhibits may also be obtained from our website, www.bojangles.com under the “Investors” section, or directly from the SEC’s website, www.sec.gov.

By Order of the Board of Directors,

Eric M. Newman

Secretary

IMPORTANT ANNUAL MEETING INFORMATION 000004

ENDORSEMENT LINE SACKPACK

MR A SAMPLE

DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4

MMMMMMMMM ADD 5

ADD 6

Using a black ink pen, mark your votes with an X as shown in X this example. Please do not write outside the designated areas.

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MMMMMMMMMMMMMMM C123456789

000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Daylight Time, on June 7, 2016.

Vote by Internet

• Go to www.investorvote.com/BOJA

• Or scan the QR code with your smartphone

• Follow the steps outlined on the secure website

Vote by telephone

• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

• Follow the instructions provided by the recorded message

Annual Meeting Proxy Card 1234 5678 9012 345

qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q

A Proposals — The Board of Directors recommends a vote FOR all the nominees in Proposal 1 and FOR Proposal 2.

1. Election of Directors

Class I Nominees: For Withhold For Withhold For Withhold +

01 - Robert E. Alderson 02 - John E. Currie 03 - Christopher J. Doubrava

04 - Starlette B. Johnson

For Against Abstain

2. To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2016.

B Non-Voting Items

Change of Address — Please print new address below. Meeting Attendance

Mark box to the right if you plan to attend the Annual Meeting.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND

MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

MMMMMMM1UPX 2790171 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND +

02CIVB

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q

Proxy — Bojangles’, Inc.

Notice of 2016 Annual Meeting of Stockholders

NASCAR Hall of Fame, 400 East Martin Luther King, Jr. Boulevard, Charlotte, North Carolina 28202 Proxy Solicited by Board of Directors for Annual Meeting — June 8, 2016

Clifton Rutledge and M. John Jordan, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present at the Annual Meeting of Stockholders of Bojangles’, Inc. to be held on June 8, 2016 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees in Proposal 1 and FOR Proposal 2.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)